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                           INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Heftel Broadcasting Corporation

We consent to incorporation by reference in the Registration Statements on Form S-3 (No. 333-42171) and Form S-8 (Nos. 333-43483 and 333-43495) of
Heftel Broadcasting Corporation of our report dated February 26, 1998 (except as to Notes 3 and 7 for which the date is May 22, 1998), relating to the balance sheet of Multicultural Radio Broadcasting, Inc. as of December 31, 1997 and the related statements of income, stockholder's equity, and cash flows for the year then ended which appears in the Current Report on Form 8-K of Heftel Broadcasting Corporation filed on June 4, 1998, as amended by Form 8-K/A filed on July 31, 1998.


/s/ Wiss & Company, LLP


Livingston, New Jersey
May 13, 1999